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S.W. HATFIELD, CPA
certified public accountants

Member:           American Institute of Certified Public Accountants
                  SEC Practice Section
                  Information Technology Section
                  Texas Society of Certified Public Accountants


                                  June 4, 2000


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington DC 20549

Gentlemen:

On May 31, 2000 this firm received a cop of the Form 10-QSB filed by Virtual Academics.com, Inc. (formerly Donnebrook Corp.) (SEC File # 33-25900) on May 11, 2000.

We note that Item 5 - Other Information contains language noting the dismissal of S.W. Hatfield, CPA (formerly S.W. Hatfield + Associates) (the Firm) as of May 5, 2000. We specifically confirm that the Firm had no contact, communication or correspondence from the Registrant since January 28, 2000. Further, the Registrant's legal counsel has requested that we respond to the Registrant's statements contained therein.

We specifically disagree with the Registrant's statements regarding the lack of disagreement on accounting disclosure.

On January 12, 2000, the Registrant filed a Form 8-K noting a change of control of ownership of the Registrant to Steven Bettinger and Robert Bettinger.

On January 14, 2000 at 9:09 am CST, the Firm notified the Registrant of our knowledge of the change in control and requested information related to the continuation of our services, via e-mail to Steven Bettinger. At 2:19 pm CST, the same date, the Firm received the following communication from Steven Bettinger; "I am Steven Bettinger, president of Virtual Academics.com, Inc. formerly known as Donnebrook. Please let me know a little bit about your firm. We would be interested in continuing on with you. Thanks. Steven. smb@virtualacademics.com"

On January 24, 2000, the requested information was provided to the Registrant's management. On January 28, 2000, via facsimile, the Firm was neither confirmed or released as the Registrant's auditor and the Firm was made aware that the Registrant's year-end had been changed to June 30. On January 31, 2000, the Firm, via facsimile, notified management of the Registrant of their reporting responsibilities as required by the U.S. Securities and Exchange Commission. We again requested confirmation of our continuation as auditors for the Registrant.


                       Use our past to assist your future(SM)

P.O. Box 820395                                9002 Green Oaks Circle, 2nd Floor
Dallas, Texas 75382-0395                                 Dallas Texas 75243-7212
214-342-9635 (voice)                                          (fax) 214-342-9601
800-244-0639                                                     SWHCPA@aol.com

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U.S. Securities and Exchange Commission
June 4, 2000
Page 2

The issues raised in our January 31, 2000 facsimile transmission related to the fact that the Registrant had a December 31 year-end. As such, a Form 10-KSB was due to be filed by March 31, 2000. The change in year-end to June 30 created a situation whereby the transition period from December 31 to June 30 was in equal to six (6) months. Pursuant to the SEC requirements [EAR 13a-10, 15d-13 & FRC 102.05], the Registrant was required to file a transitional Form 10-KSB with restated financial statements on a June 30 year-end within 90 days of the date of management's election to change the Registrant's year-end to June 30.

Further, pursuant to confirmation of the Firm's understanding with the appropriate transitional reporting rules with the Office of the Chief Accountant of the Division of Corporate Finance, the Firm was also provided with written verification "No audited reporting period, under any circumstances, may exceed 12 months for domestic issuers. (Emphasis contained in the transmission from the SEC).

Our January 31, 2000 correspondence, to which the Registrant never responded, notified them of the necessity to prepare either a transitional Form 10-KSB as of June 30, 1999 or to reset the year-end of the entity owned by Robert and Steven Bettinger to December 31 in order to comply with the reporting requirements of the SEC.

Accordingly, we cannot agree with the statements made in the Form 10-QSB, Item 5
- Other Information, filed by the Registrant on May 11, 2000. A complete copy of our correspondence has been provided to the Registrant's legal counsel and accompanies this requested response.


Respectfully submitted,
S.W. Hatfield, CPA
(formerly S.W. Hatfield + Associates)

/s/ Scott W. Hatfield

Scott W. Hatfield, CPA
for the Firm

SWH/

cc:   Virtual Academics.com, Inc.